Exhibit 4.1

FORM OF WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS

EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON
TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Warrant No. CS-[●]	Number of Shares: [●]
(subject to adjustment)
Date of Issuance: [●], 2020[1]

Original Issue Date (as defined in subsection 2(a)): [●], 2020[2]

Entasis Therapeutics Holdings Inc.

Common Stock Purchase Warrant

(Void after [●], [2025])3

Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that [●], or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (New York City time) on [●], [2025]4 shares of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), at a purchase price of $[●] per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. This Warrant is one of the Warrants (the “Warrants”) issued pursuant to that certain Securities Purchase Agreement, dated as of [●], 20205, by and among the Company and each of the investors party thereto (the “Purchase Agreement”). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

1. Exercise.

(a)  Exercise for Cash. Subject to the limitations set forth in Section 1(e), the Registered Holder may elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b)  Cashless Exercise. Subject to the limitations set forth in Section 1(e), the Registered Holder may also elect to exercise this Warrant, in whole or in part, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

[(A-B)*(X)]
(A)

Where:

A =	the VWAP on the Trading Day immediately preceding the date of such election;

B =	the Purchase Price then in effect; and

X =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

1 To be dated the “Closing Date” under the Securities Purchase Agreement

2 To be dated the “Closing Date” under the Securities Purchase Agreement

3 To be dated five years from the “Closing Date” under the Securities Purchase Agreement

4 To be dated five years from the “Closing Date” under the Securities Purchase Agreement

5 To be dated the “Signing Date” under the Securities Purchase Agreement

The “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed on the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the New York Stock Exchange (such market, the “Trading Market”), the daily volume-weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market as reported by Bloomberg Financial L.P. (based on a “Trading Day” from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) the volume-weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (iii) if the Common Stock is not then listed on a Trading Market or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by a good faith determination of the Company’s Board of Directors.

(c)  Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d)  Issuance Upon Exercise. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within five (5) days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)  a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise transmitted by the transfer agent of the Company to the Registered Holder in electronic book entry form to the account of such Registered Holder or, upon request of the Registered Holder, by physical delivery to the address specified by the Registered Holder, plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)  in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

(e)  [Limitations on Exercise. Subject to the last sentence of this Section 1(e), the Company shall not effect the exercise of this Warrant, and the Registered Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Registered Holder (together with such Registered Holder’s Affiliates and any other Persons acting as a group together) would beneficially own in excess of [9.999]%6 (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Proxy Statement, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Registered Holder, where such request indicates that it is being made pursuant to this Warrant, the Company shall within one (1) Trading Day confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Registered Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Company, the Registered Holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that in no event shall such Maximum Percentage be increased to more than 19.99%; provided, further, that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Registered Holder and not to any other holder of Warrants. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Registered Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations set forth in this Section 1(e) shall not apply to exercises of this Warrant that occur prior to and expressly in connection with the Company’s consummation of a Fundamental Transaction.]7

6 Insert Maximum Percentage as indicated on the Buyer’s signature page attached to the Securities Purchase Agreement.

(f)  [Notwithstanding anything to the contrary contained herein[, including Section 1(e),] and subject to the last sentence of this Section 1[(f)], the Company shall not effect any exercise of this Warrant, and the Registered Holder shall not be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Registered Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Registered Holder’s for purposes of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder, including any “group” of which the Registered Holder is a member, to exceed 19.99% of the total number of issued and outstanding shares of Common Stock of the Company following such exercise, or (ii) the combined voting power of the securities of the Company beneficially owned by the Registered Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Registered Holder’s for purposes of Section 13(d) of the 1934 Act to exceed 19.99% of the combined voting power of all of the securities of the Company then outstanding following such exercise. For purposes of this Section 1[(f)], the aggregate number of shares of Common Stock or voting securities beneficially owned by the Registered Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Registered Holder’s for purposes of Section 13(d) of the 1934 Act shall include the shares of Common Stock issuable upon the exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (x) exercise of the remaining unexercised and non-cancelled portion of this Warrant by the Registered Holder and (y) exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), is subject to a limitation on conversion or exercise analogous to the limitation contained herein and is beneficially owned by the Registered Holder or any of its Affiliates and other Persons whose beneficial ownership of Common Stock would be aggregated with the Registered Holder’s for purposes of Section 13(d) of the 1934 Act. The limitations set forth in this Section 1[(f)] shall not apply to exercises of this Warrant that occur prior to and expressly in connection with the Company’s consummation of a Fundamental Transaction.]8

7 This section is not applicable to, and will not be included in, the Warrants issued to Innoviva, Inc.

2. Adjustments.

(a)  Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)  Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

8 To be added only for investors which would otherwise acquire more than 19.99%. This paragraph is not applicable to, and will not be included in, the Warrants issued to Innoviva, Inc.

(c)  Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d)  Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event (or immediately prior to the applicable record date therefor) and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e)  Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or similar transaction involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f)  Fundamental Transactions. If the Company shall enter into or be party to a Fundamental Transaction (as defined below) and (i) if the successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (as defined below), the successor entity shall assume in writing all of the obligations of the Company under this Warrant pursuant to written agreements in customary form, including agreements to deliver to each Registered Holder of Warrants in exchange for such Warrants a written instrument issued by the successor entity substantially similar in form and substance to this Warrant and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) on or prior to the date of such Fundamental Transaction and (ii) if the successor entity is not a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the successor entity shall assume in writing all of the obligations of the Company under this Warrant pursuant to written agreements in customary form, including agreements to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the successor entity substantially similar in form and substance to this Warrant exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the Warrant Shares had this Warrant been exercised immediately prior to the consummation of the Fundamental Transaction. The provisions of this Section 2(f) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant. Notwithstanding the foregoing, in the event of a Fundamental Transaction other than pursuant to clause (i) above, then, at the request of the Registered Holder delivered before the 15th day after such Fundamental Transaction, the Company (or the successor entity) shall purchase this Warrant and all other outstanding Warrants held by such Registered Holder by paying to such Registered Holder, within ten (10) business days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of each Warrant, as applicable, on the date of such Fundamental Transaction. For the sake of clarity, such calculation shall assume full exercisability of this Warrant.

“Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to 70%.

“Eligible Market” means any of the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination) or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(g)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price). The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

(h)  Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the VWAP used in connection with the calculation set forth in subsection 1(b) above upon the applicable exercise.

4. Representations.

(a) The initial Registered Holder represents and warrants to the Company as follows:

(i)  Investment. The Registered Holder is acquiring the Warrant, and (if and when the Registered Holder exercises this Warrant) the Registered Holder will acquire the Warrant Shares, for the Registered Holder’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(ii)  Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the 1933 Act.

(iii)  Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as the Registered Holder has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that the Registered Holder is capable of evaluating the risks and merits of the Registered Holder’s investment in the Company.

(b) The Company represents and warrants to the Registered Holder as follows:

(a)	The shares of Common Stock which may be issued upon the exercise of the Warrants represented by this Warrant will, upon issuance and payment therefor of the amount at which such shares of Common Stock may at the time be purchased pursuant to the provisions hereof (including pursuant to a cashless exercise), be validly issued, fully paid and non-assessable and in each case, be free and clear of any liens;

(b)	The Company shall use its commercially reasonable efforts to maintain a listing of its Common Stock on the Nasdaq Global Market or other Eligible Market, provided that nothing contained in this clause (c) shall be construed to limit (or to limit) the right of the Company to engage in a transaction that may result in it ceasing to be so listed;

(c)	The Company has taken and will take all such actions as may be reasonably necessary and as are within its power to ensure that all those shares of Common Stock and Warrants issued or issuable pursuant to this Warrant may be so issued without violation of applicable securities laws; and

(d)	The Company will promptly advise the Registered Holder of any defaults under this Warrant.

5. Transfers, etc.

(a)  This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

(b)  The Registered Holder acknowledges and agrees that the Warrant Shares shall be subject to the restrictive legend requirements set forth in the Purchase Agreement.

(c)  The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change the Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

(d)  Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6. Notices of Record Date, etc. In the event:

(a)  the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)  of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least five (5) days prior to the record date or effective date for the event specified in such notice, and the Registered Holder shall keep any such notice confidential.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant. [Such reservation shall comply without regard to the provisions of [Section 1(e)] [and] [Section 1(f)].]

8. Exchange or Replacement of Warrants.

(a)  Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two (2) business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

10.            No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

11.            General.

(a) Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(b) Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

(c) Governing Law; Trial by Jury. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction. The Company and the Holder each hereby irrevocably agree to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purposes of any action or legal proceeding arising out of this Warrant and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such action or legal proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or legal proceeding has been brought in an inconvenient forum. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action or legal proceeding directly or indirectly arising out of, under or in connection with this Warrant.

(d) Successors and Assigns. This Warrant Certificate and all of its provisions shall inure to the benefit of the Registered Holder, and its heirs, executors, administrators, successors, legal representatives and assigns and shall be binding upon the Company and its successors and permitted assigns.

(e) Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

(f) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Warrant and to enforce specifically the terms and provisions of this Warrant in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(g) Severability. If any one or more of the provisions or parts thereof contained in this Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(i) the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed;

(ii) the invalidity, illegality or unenforceability of any provision or part thereof contained in this Warrant in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Warrant Certificate in any other jurisdiction; and

(iii) the Company and the Holder shall negotiate in good faith to modify this Warrant Certificate so as to effect the original intent of the Company and the Holder as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated and the economic benefits anticipated hereunder be as originally contemplated to the greatest extent possible.

[remainder of page intentionally left blank]

EXECUTED as of the Date of Issuance indicated above.

ENTASIS THERAPEUTICS HOLDINGS INC.

By:
Name:
Title:

EXHIBIT I

PURCHASE FORM

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby elects to purchase (check applicable box):

☐	____ shares of the Common Stock of Entasis Therapeutics Holdings Inc. covered by such Warrant; or

☐	the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$______ in lawful money of the United States; and/or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:
Address:

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of shares of Common Stock of Entasis Therapeutics Holdings Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Signature Guaranteed:

By:

- 15 -